[MORRIA BIOPHARAAACEUTICALS PLC]

Saul Yedgar

14 March 2007

Dear Mr. Yedgar

Your letter of appointment

The purpose of this letter is to amend clauses 4.1 and 6 of your letter of appointment with the company.

I set out below the proposed changes to your letter of appointment:

Clause 4.1 will be amended by adding the following after the first sentence thereof:

"From and after the date hereof, you are entitled to be paid director's fees at the rate of £500 (five hundred pounds) per board/committee meeting payable in arrears after receipt of a VAT invoice."

The following is to be added as Clause 6.7:

"Non-compete

From and after the date hereof, you agree that for the period of six months following the termination of your appointment as a non-executive director of the Company you will not, without the consent of the Board, take up any role or be involved in or provide technical, commercial or professional advice to any business or organization either on your own behalf or jointly with or for any other person, firm or company which is competitive or likely to be competitive with the business of the Company being carried on at the termination of your appointment and with which you were actively involved during the six months prior to the termination of your appointment.

For the purposes of clause 6.7, you are concerned in a business if:

•	you carry it on as principal or agent; or

•	you are a partner, director, employee, secondee, consultant or agent in, of or to any company, firm, organization or other entity which carries on the business; or

you have any direct or indirect financial interest (as shareholder or otherwise) in any company, firm, organization or other entity which carries on the business."

If you agree to these changes, please indicate your acceptance by signing and returning the attached copy of this letter to me by March 14, 2007. The changes will be deemed to take effect from the commencement of your employment.

If you have any questions, please do not hesitate to contact me.

Yours Sincerely
/s/ Mark Cohen

For and on behalf of Morria Biopharmaceuticals plc

I agree that my Contract shall be varied by the revised terms set out in this letter with effect from the commencement of my employment.

/s/ Saul Yedagr
14 March 2007